Exhibit 1.1
$325,000,000
EVERGREEN SOLAR, INC.
4% SENIOR CONVERTIBLE NOTES DUE 2013
UNDERWRITING AGREEMENT
June 26, 2008
LEHMAN BROTHERS INC.
As Representative of the several
     Underwriters named in Schedule 1 attached hereto,
c/o Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019
Ladies and Gentlemen:
     Evergreen Solar, Inc., a Delaware corporation (the “Company”), proposes to sell $325,000,000 aggregate principal amount of 4% Senior Convertible Notes due 2013 (the “Firm Securities”). In addition, the Company proposes to grant to the underwriters (the “Underwriters”) named in Schedule 1 attached to this agreement (this “Agreement”) an option to purchase up to an additional $48,750,000 aggregate principal amount of 4% Senior Convertible Notes due 2013 (the “Option Securities”). The Firm Securities and the Option Securities, if purchased, are hereinafter collectively called the “Securities.” The Securities will be issued pursuant to the Indenture, to be dated on or about July 2, 2008, as supplemented by the Supplemental Indenture, to be dated on or about July 2, 2008 (as supplemented, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). This is to confirm the agreement concerning the purchase of the Securities from the Company by the Underwriters.
     Lehman Brothers Inc. shall act on behalf of itself and as representative (the “Representative” of the various Underwriters.
     The Securities will be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in accordance with the terms of the Securities and the Indenture. The shares of Common Stock into which the Securities are convertible are hereinafter referred to collectively as the “Underlying Securities.”
     Concurrently with the issuance of the Securities, the Company is loaning 30,856,538 shares of Common Stock to an affiliate of the Representative pursuant to the Share Lending Agreement (as defined herein). In connection with the issuance of the Securities, the Company will also enter into the Capped Call Agreement (as defined herein). This Agreement, the Indenture, the Capped Call Agreement and the Share Lending Agreement are collectively referred to as the “Transaction Documents.”

     1. Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees that:
     (a) A registration statement on Form S-3 relating to the Securities has (i) been prepared by the Company in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) thereunder; (ii) been filed with the Commission under the Securities Act; and (iii) become effective under the Securities Act. Copies of such registration statement and any amendment thereto have been delivered by the Company to you as the Representative of the Underwriters. As used in this Agreement:
     (i) “Applicable Time” means 5:00 p.m. (New York City time) on June 26, 2008;
     (ii) “Capped Call Agreement” means the confirmation entered into between the Company and Lehman Brothers OTC Derivatives Inc., dated June 26, 2008, evidencing the capped call option transaction relating to the Securities;
     (iii) “Effective Date” means any date as of which any part of such registration statement relating to the Securities became, or is deemed to have become, effective under the Securities Act in accordance with the Rules and Regulations;
     (iv) “Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) prepared by or on behalf of the Company or used or referred to by the Company in connection with the offering of the Securities;
     (v) “Preliminary Prospectus” means any preliminary prospectus relating to the Securities included in such registration statement or filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations, including any preliminary prospectus supplement thereto relating to the Securities;
     (vi) “Pricing Disclosure Package” means, as of the Applicable Time, the most recent Preliminary Prospectus, together with the term sheet attached as Schedule 2 hereto (the “Pricing Term Sheet”) and each Issuer Free Writing Prospectus filed or used by the Company on or before the Applicable Time, other than a road show that is an Issuer Free Writing Prospectus under Rule 433 of the Rules and Regulations;
     (vii) “Prospectus” means the final prospectus relating to the Securities, including any prospectus supplement thereto relating to the Securities, as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

     (viii) “Registration Statement” means, collectively, the various parts of such registration statement, each as amended as of the Effective Date for such part, including any Preliminary Prospectus or the Prospectus and all exhibits to such registration statement; and
     (ix) “Share Lending Agreement” means the Share Lending Agreement, dated June 26, 2008, between the Company and Lehman Brothers International (Europe) through Lehman Brothers Inc., as agent.
Any reference to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents incorporated by reference therein pursuant to Form S-3 under the Securities Act as of the date of such Preliminary Prospectus or the Prospectus, as the case may be. Any reference to the “most recent Preliminary Prospectus” shall be deemed to refer to the latest Preliminary Prospectus included in the Registration Statement or filed pursuant to Rule 424(b) prior to or on the date hereof (including, for purposes hereof, any documents incorporated by reference therein prior to or on the date hereof). Any reference to any amendment or supplement to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any document filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of such Preliminary Prospectus or the Prospectus, as the case may be, and incorporated by reference in such Preliminary Prospectus or the Prospectus, as the case may be; and any reference to any amendment to the Registration Statement shall be deemed to include any annual report of the Company on Form 10-K filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the Effective Date that is incorporated by reference in the Registration Statement. The Commission has not issued any order preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending the effectiveness of the Registration Statement, and no proceeding or examination for such purpose has been instituted or threatened by the Commission. The Commission has not notified the Company of any objection to the use of the form of the Registration Statement.
     (b) The Company was not at the time of initial filing of the Registration Statement and at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Rules and Regulations) of the Securities, is not on the date hereof and will not be on the applicable Delivery Date (as defined herein) an “ineligible issuer” (as defined in Rule 405). The Company has been since the time of the initial filing of the Registration Statement and continues to be a “well known seasoned issuer” (as defined in Rule 405) eligible to use Form S-3 for the offering of the Securities. The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405) and was filed not earlier than the date that is three years prior to the applicable Delivery Date.
     (c) The Registration Statement conformed and will conform in all material respects on the Effective Date and on the applicable Delivery Date, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects when filed to the requirements of the Securities Act and the Rules and

Regulations. The most recent Preliminary Prospectus conformed, and the Prospectus will conform, in all material respects when filed with the Commission pursuant to Rule 424(b) and on the applicable Delivery Date to the requirements of the Securities Act and the Rules and Regulations. The documents incorporated by reference in any Preliminary Prospectus or the Prospectus conformed, and any further documents so incorporated will conform, when filed with the Commission, in all material respects to the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the Commission thereunder.
     (d) The Registration Statement did not, as of the Effective Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished to the Company through the Representative by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 8(e).
     (e) The Prospectus will not, as of its date and on the applicable Delivery Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Company through the Representative by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 8(e).
     (f) The documents incorporated by reference in any Preliminary Prospectus or the Prospectus did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (g) The Pricing Disclosure Package did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Pricing Disclosure Package in reliance upon and in conformity with written information furnished to the Company through the Representative by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 8(e).
     (h) Each Issuer Free Writing Prospectus (including, without limitation, any road show that is a free writing prospectus under Rule 433), when considered together with the Pricing Disclosure Package as of the Applicable Time, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated

therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (i) Each Issuer Free Writing Prospectus conformed or will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations on the date of first use, and the Company has complied with any filing requirements applicable to such Issuer Free Writing Prospectus pursuant to the Rules and Regulations. The Company has not made any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Representative. The Company has retained in accordance with the Rules and Regulations all Issuer Free Writing Prospectuses that were not required to be filed pursuant to the Rules and Regulations.
     (j) Each of the Company and its subsidiaries (as defined in Section 17) has been duly organized, is validly existing and in good standing as a corporation or other business entity under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, stockholders’ equity, properties, business or prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect); each of the Company and its subsidiaries has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than ESLR1, LLC, Evergreen Solar GmbH, Evergreen Solar Securities Corp. and a one-third equity interest in EverQ GmbH; provided that it is agreed and understood that EverQ GmbH shall not be considered a subsidiary for purposes of this Agreement. None of the subsidiaries of the Company is a “significant subsidiary” (as defined in Rule 405).
     (k) The authorized, issued and outstanding capital stock of the Company is as set forth in the most recent Preliminary Prospectus and the Prospectus under the “actual” column in the “capitalization” table and, after giving effect to the transactions contemplated by the Transaction Documents, will be as set forth in the most recent Preliminary Prospectus and the Prospectus under the “as adjusted” column in the “capitalization” table. All of the issued shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable, conform in all material respects to the description thereof contained in the most recent Preliminary Prospectus and were issued in compliance with federal and state securities laws and not in violation of any preemptive right, resale right, right of first refusal or similar right. All of the Company’s options, warrants and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly authorized and validly issued, conform in all material respects to the description thereof contained in the most recent Preliminary Prospectus and were issued in compliance with federal and state securities laws. All of the issued shares of capital stock of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims that (A) arise pursuant to the Loan and Security Agreement, dated as of April 7, 2007, between Silicon Valley Bank and the Company, as amended (the “Loan and Security Agreement”) or (B) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (l) The Securities to be issued and sold by the Company to the Underwriters hereunder have been duly authorized and, when duly executed, authenticated, issued and delivered in accordance with the Indenture and sold to the Underwriters as provided in this Agreement, will be issued in compliance with all applicable state, federal and foreign securities laws; the Securities, when duly executed, authenticated, issued and delivered in accordance with the Indenture and sold to the Underwriters as provided in this Agreement, will constitute validly issued and outstanding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general equity principles (whether such enforceability is considered in a proceeding in equity or law).
     (m) The Securities, the Common Stock, the Indenture, the Share Lending Agreement and the Capped Call Agreement will conform to the descriptions thereof contained in the most recent Preliminary Prospectus.
     (n) When the Securities are issued and sold by the Company to the Underwriters hereunder in accordance with this Agreement and the Indenture, such Securities will be convertible into the Common Stock of the Company in accordance with the terms of the Indenture. The Company’s board of directors has duly adopted a resolution to reserve for issuance and will at all times require the Company to reserve and keep available for issuance the number of shares of Common Stock as may be issuable upon the conversion of the Securities in accordance with the terms of the Indenture. The Underlying Securities, when issued and delivered upon conversion of the Securities in accordance with the Indenture, will be validly issued, fully paid and nonassessable. The Underlying Securities will be issued in compliance with all applicable state, federal and foreign securities laws and will not be issued in violation of or subject to any preemptive or similar rights of any stockholder of the Company arising by law, under the charter or by-laws of the Company or under any agreement to which the Company or any of its subsidiaries is a party, that does or will entitle any person to acquire any security convertible into, or exercisable or exchangeable for capital stock or other securities of the Company or its subsidiaries from the Company or any Subsidiary upon issuance or sale of the Securities (other than preemptive or similar contractual rights that arise under that certain Stockholders Agreement, dated as of April 17, 2007, by and between the Company and DC Chemical Co., Ltd. (the “Stockholders Agreement”)).
     (o) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Capped Call

Agreement and the Share lending Agreement. Each of this Agreement, the Capped Call Agreement and the Share Lending Agreement has been duly and validly authorized, executed and delivered by the Company.
     (p) Each of the Capped Call Agreement and the Share Lending Agreement, assuming due authorization, execution and delivery of such agreement by the other parties thereto, constitutes a valid and legally binding agreement of the Company and is enforceable against the Company in accordance with its terms, except the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general equity principles (whether such enforceability is considered in a proceeding in equity or law).
     (q) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. The Indenture has been duly authorized by the Company and, assuming due authorization, execution and delivery of the Indenture by the Trustee, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and complies as to form with the requirements of the Trust Indenture Act.
     (r) The execution, delivery and performance of the Transaction Documents by the Company, the consummation of the transactions contemplated thereby and the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in the most recent Preliminary Prospectus will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Company and its subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (ii) result in any violation of the provisions of the charter or by-laws (or similar organizational documents) of the Company or any of its subsidiaries; or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets, except, (A) in the case of (i) and (iii), those conflicts, breaches or violations that would not reasonably be expected to have a Material Adverse Effect and (B) in the case of (i), the Loan and Security Agreement, for which the Company has received the Consent and Waiver, dated June 24, 2008, which is in full force and effect and is effective to provide a waiver under the Loan and Security Agreement of any breach of the Loan and Security Agreement caused by the transactions contemplated by the Transaction Documents.

     (s) No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets is required for the execution, delivery and performance of this Agreement or the Share Lending Agreement by the Company, the consummation of the transactions contemplated hereby and thereby, the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in the most recent Preliminary Prospectus, except for the registration of the Securities under the Securities Act and such consents, approvals, authorizations, registrations or qualifications as may be required under the Exchange Act and applicable state or foreign securities laws in connection with the purchase and sale of the Securities by the Underwriters.
     (t) Except as described in the most recent Preliminary Prospectus and other than registration rights that arise under the Stockholders Agreement, there are no contracts, agreements or understandings between the Company and any person granting such person the right (other than rights which have been waived in writing or otherwise satisfied) to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement.
     (u) The Company has not sold or issued any securities that would be integrated with the offering of the Securities contemplated by this Agreement pursuant to the Securities Act, the Rules and Regulations or the interpretations thereof by the Commission.
     (v) Neither the Company nor any of its subsidiaries has sustained, since the date of the latest audited financial statements included or incorporated by reference in the most recent Preliminary Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, and, since such date, except as described in the most recent Preliminary Prospectus, there has not been any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company and its subsidiaries taken as a whole, in each case except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as described in the most recent Preliminary Prospectus, there has not been any material change in the capital stock or long-term debt of the Company or any of its subsidiaries.
     (w) Since the date as of which information is given in the most recent Preliminary Prospectus and except as described in the most recent Preliminary Prospectus, the Company has not (i) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (ii) entered into any material transaction not in the ordinary course of business or (iii) declared or paid any dividend on its capital stock.

     (x) The historical financial statements (including the related notes and supporting schedules) included or incorporated by reference in the most recent Preliminary Prospectus comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved, except as disclosed therein.
     (y) PricewaterhouseCoopers LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries, whose report appears in the most recent Preliminary Prospectus or is incorporated by reference therein and who have delivered the initial letter referred to in Section 7(f) hereof, are independent public accountants as required by the Securities Act and the Rules and Regulations and were independent public accountants as required by the Securities Act and the Rules and Regulations during the periods covered by the financial statements on which they reported contained or incorporated by reference in the most recent Preliminary Prospectus.
     (z) The statistical and market-related data included in the most recent Preliminary Prospectus are based on or derived from sources that the Company believes to be reliable and accurate in all material respects.
     (aa) Neither the Company nor any subsidiary is, and as of the applicable Delivery Date and, after giving effect to the offer and sale of the Securities and the application of the proceeds therefrom as described under “Use of Proceeds” in the most recent Preliminary Prospectus and the Prospectus and the transactions contemplated by the Share Lending Agreement, none of them will be, (i) an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the Commission thereunder or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).
     (bb) Except as described in the most recent Preliminary Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject that would, in the aggregate, reasonably be expected to have a Material Adverse Effect or would, in the aggregate, reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement or the consummation of the transactions contemplated hereby; and to the Company’s knowledge, except as described in the most recent Preliminary Prospectus, no such proceedings are threatened or contemplated by governmental authorities or other persons.
     (cc) No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other hand, that is required to be described in the most recent Preliminary Prospectus which is not so described.
     (dd) No labor disturbance by the employees of the Company or its subsidiaries exists or, to the knowledge of the Company, is imminent that could reasonably be expected to have a Material Adverse Effect.
     (ee) (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each a “Plan”) has been maintained in material compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) with respect to each Plan subject to Title IV of ERISA (a) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (b) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (c) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan) and (d) neither the Company or any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC in the ordinary course and without default) in respect of a Plan (including a “Multiemployer Plan”, within the meaning of Section 4001(c)(3) of ERISA); and (iii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
     (ff) The Company and each of its subsidiaries have filed all federal, state, local and foreign income and franchise tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all taxes due thereon (except for such taxes, if any, that are being contested in good faith and as to which adequate reserves have been provided), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries, nor does the Company have any knowledge of any tax deficiencies that would, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (gg) There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Securities.
     (hh) Neither the Company nor any of its subsidiaries (i) is in violation of its charter or by-laws (or similar organizational documents), (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (ii) and (iii), to the extent any such conflict, breach, violation or default would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (ii) There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.
     (jj) The Company and each of its subsidiaries have such permits, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own their properties and conduct their businesses in the manner described in the most recent Preliminary Prospectus, except for any of the foregoing that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; each of the Company and its subsidiaries has fulfilled and performed all of its obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.
     (kk) To the Company’s knowledge, the Company and the subsidiaries each own or possess adequate rights to use all patents necessary to carry on their businesses. The Company and the subsidiaries each own or possess adequate rights to use all Intellectual Property (other than patents) and license rights necessary to carry on their businesses in all material respects. To the Company’s knowledge, neither the Company nor any of the subsidiaries has infringed, misappropriated, or violated, nor currently infringes, misappropriates or violates any Intellectual Property of any third party. There is no pending or, to the knowledge of the Company, any threatened action, suit, proceeding or claim by any third party against the Company or any of its subsidiaries that the Company or any of its subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of a third party, and neither the Company nor any of its subsidiaries has received any written notice of such claim. The Company and its subsidiaries have taken reasonable steps to secure ownership of all Intellectual Property created by their contractors or employees for the Company or the subsidiaries. There are no outstanding options, licenses or agreements of any kind with a third party relating to the Intellectual Property of the Company, other than (i) licenses granted in the ordinary course of business and (ii) those options, licenses or agreements that are described in the most recent Preliminary Prospectus. Neither the Company nor any of its subsidiaries is a party to or bound by any options, licenses or agreements with respect to the Intellectual Property of any other person or entity that are material to the business of the Company or any of its subsidiaries, other than those that are set forth in the most recent Preliminary Prospectus. None of the technology employed by the Company or any of its subsidiaries has been obtained or is being used by the Company or its subsidiaries in violation of any contractual obligation binding on the Company, its subsidiaries or any of their officers, directors or employees or otherwise in violation of the rights of any persons. The Company knows of no infringement or misappropriation by others of Intellectual Property owned by or licensed to the Company or any of its subsidiaries. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim against the Company by others challenging (A) the rights of the Company or its subsidiaries in or to any of the Intellectual Property owned by the Company or its subsidiaries or (B) validity, enforceability or scope of any issued patents owned by the Company or its subsidiaries. The term “Intellectual Property” includes patents, trademarks, trade names, service marks, service names, copyrights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights.
     (ll) The Company and its subsidiaries (i) are in compliance in all material respects with all rules, laws and regulations relating to preservation or protection of human health, safety, and/or the environment (“Environmental Laws”) which are applicable to their businesses; (ii) has not received any written notice from any governmental authority or third party of a material claim or potential liability under Environmental Laws; (iii) has received all material permits, licenses, and other approvals required of it under applicable Environmental Laws (“Environmental Permits”) to conduct their operations at their existing manufacturing facility at 257-259 Cedar Hill Street and is in compliance in all material respects with all terms and conditions of such Environmental Permits; and (iv) has applied for and, in some instances obtained, all material Environmental Permits necessary for the operation of their future manufacturing facility located at Barnum Road, Devens, Massachusetts, and commonly known as “Devens I” and “Devens II” (together, the “Devens Facility”) and knows of no legal impediment to the issuance of all such Environmental Permits necessary for the lawful operation of such facility. Other than the environmental conditions described in Phase I and Phase II Environmental Site Assessments for the Devens Facility dated August 2007 and in Phase I Environmental Site Assessment for the 257 — 259 Cedar Hill Facility dated March 18, 2003, and prepared by ENSR and Green Environmental, respectively, there have been no known releases of hazardous substances, materials, wastes, petroleum products, or other contaminants at locations on which the Company has conducted, or presently intends to conduct, operations that require any response action from the Company. In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations, and properties of the Company, in the course of which the Company identifies and evaluates associated costs and liabilities (including, without limitation, compliance with Environmental Laws or Environmental Permits, or other constraint on operating activities and any potential liabilities to third parties). On the basis of such review, the Company represents that such associated costs and liabilities will not, singly or in the aggregate, have a Material Adverse Effect.
     (mm) The Company and Turner Construction Company (the “Contractor”) are parties to that certain AIA Document A121 CMc — 2003 and AGC

Document 565 Standard Form Agreement between Owner and Construction Manager (where the Construction Manager is also the Constructor) dated as of March 25, 2008 (the “Construction Contract”). The Company and CH2M Hill Industrial Design and Construction, Inc. (the “Architect”) are parties to that certain AIA Document B151 — 1997 Abbreviated Standard Form of Agreement between Owner and Architect dated as of August 2007 (the “Architect’s Agreement”). Pursuant to the Architect’s Agreement, the Company engaged the Architect to prepare certain plans and specifications (the “Plans and Specifications”) for use in connection with the Devens Facility. The improvements, upon completion in accordance with the Plans and Specifications and their contemplated use, will comply with all applicable environmental laws, building codes and zoning resolutions and all other applicable governmental rules, laws and regulations relating to their construction and use in all material respects, (ii) all permits, licenses and other approvals required for the construction of the improvements in accordance with the Plans and Specifications have been obtained or, to the Company’s knowledge, will be readily available as needed from the appropriate governmental authorities, (iii) to the Company’s knowledge, all electricity, gas, water, sewage disposal and other utilities required for the use and operation of the Improvements will be available upon completion of the Improvements in accordance with the Plans and Specifications, (iv) to the Company’s knowledge, all certificates of occupancy, temporary certificates of occupancy, permits and other approvals required for the use and operation of the improvements will be available from the appropriate governmental authorities upon completion of construction of the improvements in accordance with the Plans and Specifications, (v) all amounts required to have been paid to the Architect and the Contractor on or before the date hereof have been paid in full and there are no amounts due and owing under the Architect’s Agreement or the Construction Contract as of the date hereof, and (vi) the Architect’s Agreement or the Construction Contract are in full force and effect and have not been modified or amended.
     (nn) That certain ground lease (the “Ground Lease”) dated as of November 20, 2007 entered into by and between the Company and the Massachusetts Development Finance Agency is unmodified and is in full force and effect as of the date hereof. In addition, the Company makes the following representations, warranties and covenants with respect to the Ground Lease:
     (i) Such Ground Lease or a memorandum thereof has been or will be duly recorded; and there has been no material change in the payment terms of such Ground Lease since the most recent Preliminary Prospectus;
     (ii) The Company has received no notice that an event of default has occurred thereunder, and, to the Company’s knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease; and
     (iii) Such Ground Lease has an original term (including any extension options set forth therein) which extends not less than ten years beyond the maturity date of the Securities.

     (oo) No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in the most recent Preliminary Prospectus.
     (pp) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
     (qq) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.
     (rr) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
     (ss) The Company has not distributed and, prior to the later to occur of any Delivery Date and completion of the distribution of the Securities, will not distribute any offering material in connection with the offering and sale of the Securities other than any Preliminary Prospectus, the Prospectus, the Term Sheet and other materials, if any, permitted by the Securities Act and consistent with Section 5 below.
     (tt) The Company has not taken and will not take, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
     (uu) The market value of the Company’s Common Stock which is held by persons that are not affiliates of the Company is in excess of $150 million.
     Any certificate required by this Agreement signed by any officer of the Company and delivered to the Representative or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.
     2. Purchase of the Securities by the Underwriters. On the basis of the representations and warranties contained in, and subject to the terms and conditions of, this Agreement, the Company agrees to sell $325,000,000 aggregate principal amount of the Firm Securities to the several Underwriters, and each of the Underwriters, severally and not jointly, agrees to purchase the amount of Firm Securities set forth opposite that Underwriter’s name on Schedule 1 attached hereto. The Firm Securities so to be delivered will be in the form of one or more permanent global notes representing the Securities. The Company shall deliver the Firm Securities through the facilities of The Depository Trust Company (“DTC”) for the respective accounts of the several Underwriters of the Securities to be purchased unless the Representative shall otherwise instruct.
     In addition, the Company grants to the Underwriters an option to purchase all or less than all of the Option Securities at the purchase price per principal amount of the Firm Securities. Each Underwriter agrees, severally and not jointly, to purchase the number of shares of Option Securities that bears the same proportion to the total number of shares of Option Securities to be sold on such Delivery Date as the Firm Securities set forth on Schedule 1 attached hereto opposite the name of such Underwriter bears to the aggregate principal amount of Firm Securities. The Option Securities being purchased will be in the form of one or more permanent global notes representing the Securities. The Company shall deliver the Option Securities through the facilities of DTC for the respective accounts of the several Underwriters of the Securities to be purchased unless the Representative shall otherwise instruct.
     The price of both the Firm Securities and any Option Securities purchased by the Underwriters shall be 97.75% of the principal amount thereof plus accrued interest, if any, from July 2, 2008 to the date of payment for the Option Securities, if any.
     The Company shall not be obligated to deliver any of the Firm Securities or Option Securities to be delivered on the applicable Delivery Date, except upon payment for all such Securities to be purchased on such Delivery Date as provided herein.
     3. Offering of Securities by the Underwriters. Upon authorization by the Representative of the release of the Firm Securities and Option Securities, as the case may be, the several Underwriters propose to offer the Firm Securities and Option Securities, as the case may be, for sale upon the terms and conditions to be set forth in the Prospectus.
     4. Delivery of and Payment for the Securities. Delivery of and payment for the Firm Securities shall be made at 10:00 A.M., New York City time, on the fourth full business day following the date of this Agreement or at such other date or place as shall be determined by agreement between the Representative and the Company. This date and time are sometimes referred to as the “Initial Delivery Date.” Delivery of the Firm Securities shall be made to the Representative for the account of each Underwriter against payment by the several Underwriters through the Representative and of the respective aggregate purchase prices of the Firm Securities being sold by the Company to or upon the order of the Company of the purchase price by wire transfer in immediately available funds to the accounts specified by the Company. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of each Underwriter hereunder. The Company shall deliver the Firm Securities through the facilities of DTC unless the Representative shall otherwise instruct.
     The option granted in Section 2 will expire 30 days after the date of this Agreement and may be exercised in whole or from time to time in part by written notice being given to the Company by the Representative; provided that if such date falls on a day that is not a business day, the option granted in Section 2 will expire on the next succeeding business day. Such notice shall set forth the aggregate number of Option Securities as to which the option is being exercised, the names in which the Option Securities are to be registered, the denominations in which the Option Securities are to be issued and the date and time, as determined by the Representative, when the Option Securities are to be delivered; provided, however, that this date and time shall not be earlier than the Initial Delivery Date nor earlier than the second business day after the date on which the option shall have been exercised nor later than the fifth business day after the date on which the option shall have been exercised. Each date and time the Option Securities are delivered is sometimes referred to as an “Option Securities Delivery Date,” and the Initial Delivery Date and any Option Securities Delivery Date are sometimes each referred to as a “Delivery Date.”
     Delivery of the Option Securities by the Company and payment for the Option Securities by the several Underwriters through the Representative shall be made at 10:00 A.M., New York City time, on the date specified in the corresponding notice described in the preceding paragraph or at such other date or place as shall be determined by agreement between the Representative and the Company. On the Option Securities Delivery Date, the Company shall deliver or cause to be delivered the Option Securities to the Representative for the account of each Underwriter against payment by the several Underwriters through the Representative and of the respective aggregate purchase prices of the Option Securities being sold by the Company to or upon the order of the Company of the purchase price by wire transfer in immediately available funds to the accounts specified by the Company. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of each Underwriter hereunder. The Company shall deliver the Option Securities through the facilities of DTC unless the Representative shall otherwise instruct.
     5. Further Agreements of the Company and the Underwriters. (a) The Company agrees:
     (i) To prepare the Prospectus in a form approved by the Representative and to file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement; to make no further amendment or any supplement to the Registration Statement or the Prospectus prior to the last Delivery Date except as provided herein; to advise the Representative, promptly after it receives notice thereof, of the time when any amendment or supplement to the Registration Statement or the Prospectus has been filed and to furnish the Representative with copies thereof; to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Securities; to advise the Representative, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus, of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding or examination for any such purpose or of any request by the Commission for the amending or supplementing of the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus or suspending any such qualification, to use promptly its best efforts to obtain its withdrawal;
     (ii) To furnish promptly or make available to the Representative and to counsel for the Underwriters a signed copy of the Registration Statement as originally filed with the Commission, and each amendment thereto filed with the Commission, including all consents and exhibits filed therewith;
     (iii) To deliver promptly to the Representative such number of the following documents as the Representative shall reasonably request: (A) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits other than this Agreement and the computation of per share earnings), (B) each Preliminary Prospectus, the Prospectus and any amended or supplemented Prospectus, (C) each Issuer Free Writing Prospectus and (D) any document incorporated by reference in any Preliminary Prospectus or the Prospectus; and, if the delivery of a prospectus is required at any time after the date hereof in connection with the offering or sale of the Securities or any other securities relating thereto and if at such time any events that shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Representative and, upon its reasonable request, to file such document and to prepare and furnish without charge to each Underwriter and to any dealer in securities as many copies as the Representative may from time to time reasonably request of an amended or supplemented Prospectus that will correct such statement or omission or effect such compliance;
     (iv) To file promptly with the Commission any amendment or supplement to the Registration Statement or the Prospectus that may, in the judgment of the Company or the Representative, be required by the Securities Act or requested by the Commission;
     (v) (A) For so long as the delivery of a prospectus is required in connection with the offering or sale of the Securities, prior to filing with the Commission any amendment or supplement to the Registration Statement, to furnish a copy thereof to the Representative and counsel for the Underwriters; provided that no such filing shall be made if the Representative shall promptly notify the Company of its reasonable objection to the contents thereof and (B) prior to filing with the Commission any amendment or supplement to the Prospectus, any document incorporated by reference in the Prospectus or any amendment to any document incorporated by reference in the Prospectus, to furnish a copy thereof to the Representative and counsel for the Underwriters; provided that no such filing shall be made if the Representative shall promptly notify the Company of its reasonable objection to the contents thereof
     (vi) Not to make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Representative.
     (vii) To comply with all applicable requirements of Rule 433 with respect to any Issuer Free Writing Prospectus; and if at any time after the date hereof any events shall have occurred as a result of which any Issuer Free Writing Prospectus, as then amended or supplemented, would conflict with the information in the Registration Statement, the most recent Preliminary Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (when considered together with the Pricing Disclosure Package), or, if for any other reason it shall be necessary to amend or supplement any Issuer Free Writing Prospectus, to notify the Representative and, upon its request, to file such document in a form determined by the Company; provided that no such filing shall be made if the Representative shall promptly notify the Company of its reasonable objection to the contents thereof and to prepare and furnish without charge to each Underwriter as many copies as the Representative may from time to time reasonably request of an amended or supplemented Issuer Free Writing Prospectus that will correct such conflict, statement or omission or effect such compliance;

  (viii) As soon as practicable after the Effective Date and in any event not later than 16 months after the date hereof, to make generally available to the Company’s security holders and to deliver to the Representative an earnings statement of the Company and its subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the Rules and Regulations;
     (ix) Promptly from time to time to take such action as the Representative may reasonably request to qualify the Securities for offering and sale under the securities laws of Canada and such other jurisdictions as the Representative may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities; provided that in connection therewith the Company shall not be required to (i) qualify as a foreign corporation in any jurisdiction in which it would not otherwise be required to so qualify, (ii) file a general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject;
     (x) For a period commencing on the date hereof and ending on the 90th day after the date of the Prospectus (the “Lock-Up Period”), not to, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Securities or shares of Common Stock or other securities convertible into or exchangeable for Common Stock, or sell or grant options, rights or warrants with respect to any shares of Common Stock or other securities convertible into or exchangeable for Common Stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such other shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Securities or Common Stock or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments, with respect to the registration of any Securities or shares of Common Stock or securities convertible, exercisable or exchangeable into Common Stock or any other securities of the Company (other than any registration statement on Form S-8) or (4) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of Lehman Brothers Inc., on behalf of the Underwriters (the lock-up applicable to the Company as described in this paragraph being the “Company Lock-Up”), and to cause each officer, director and stockholder of the Company set forth on Schedule 3 attached hereto to furnish to the Representative, on or prior to the date of this Agreement, a letter or letters, substantially in the form of Exhibit A attached hereto (the “Lock-Up Agreements”); provided, however, that the Company Lock-Up shall not apply to (a) the Securities to be sold hereunder, (b) the grant by the Company of stock options, restricted stock or other awards pursuant to the Company’s employee benefits plans, qualified stock option plans or other employee compensation plans existing on the date hereof provided that such options, restricted stock or other awards do not become exercisable or vest during such 90-day period, (c) the issuance by the Company of shares of Common Stock upon the conversion of a security outstanding on the date hereof, (d) the issuance by the Company of shares of Common Stock in connection with one or more strategic partnering transactions or consideration in one or more acquisitions of assets or capital stock of a company or business in an aggregate amount not to exceed the greater of (1) an aggregate market value of up to $100 million on the date of issuance and (2) up to 7% of the Company’s total outstanding Common Stock on the date of issuance (provided that (A) such shares of Common Stock shall be subject to the terms of any Lock-Up Agreement entered into by the recipient of such shares on the date hereof or (B) if the recipient of such shares is not already a party to a Lock-Up Agreement, the Company shall require the recipient of such shares to enter into a Lock-Up Agreement for the remainder of such 90-day period), (e) shares of Common Stock subject to the Share Lending Agreement and (f) shares of Common Stock upon the conversion of the Securities in accordance with the Indenture.
     (xi) To apply the net proceeds from the sale of the Securities being sold by the Company as set forth in the Prospectus; and
     (xii) To use its best efforts to maintain or effect the listing of any shares of Common Stock issuable upon conversion of the Securities on The NASDAQ Global Market.
     (b) Each Underwriter severally agrees that such Underwriter shall not include any “issuer information” (as defined in Rule 433) in any “free writing prospectus” (as defined in Rule 405) used or referred to by such Underwriter without the prior consent of the Company (any such issuer information with respect to whose use the Company has given its consent, “Permitted Issuer Information”); provided that (i) no such consent shall be required with respect to any such issuer information contained in any document filed by the Company with the Commission prior to the use of such free writing prospectus and (ii) “issuer information,” as used in this Section 5(b), shall not be deemed to include information prepared by or on behalf of such Underwriter on the basis of or derived from issuer information.
     6. Expenses. The Company agrees, whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, to pay all costs, expenses, fees and taxes incident to and in connection with (a) the authorization, issuance, sale and delivery of the Securities and any stamp duties or other taxes payable in that connection, and the preparation and printing of the Global Notes; (b) the preparation, printing and filing under the Securities Act of the Registration Statement (including any exhibits thereto), any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto; (c) the distribution of the Registration Statement (including any exhibits thereto), any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto, or any document incorporated by reference therein, all as provided in this Agreement; (d) the production and distribution of this Agreement, any supplemental agreement among Underwriters, and any other related documents in connection with the offering, purchase, sale and delivery of the Securities; (e) the qualification of the Securities under the securities laws of the several jurisdictions as provided in Section 5(a)(ix) and the preparation, printing and distribution of a Blue Sky Memorandum (including related fees and expenses of counsel to the Underwriters); (f) the preparation, printing and distribution of one or more versions of the Preliminary Prospectus and the Prospectus for distribution in Canada, often in the form of a Canadian “wrapper” (including related fees and expenses of Canadian counsel to the Underwriters); (g) the investor presentations on any “Road Show” undertaken in connection with the marketing of the Securities, including, without limitation, expenses associated with any electronic road show, travel and lodging expenses of the representatives and officers of the Company and one-half of the cost of any aircraft chartered in connection with the road show; and (h) all other costs and expenses incident to the performance of the obligations of the Company; provided that, unless otherwise provided in this Section 6, the Underwriters shall pay their own costs and expenses, including but not limited to the costs and expenses of their counsel, their costs and expenses of the road show, any transfer taxes on the Securities which they may sell and the expenses of advertising any offering of the Securities made by the Underwriters.
     7. Conditions of Underwriters’ Obligations. The respective obligations of the Underwriters hereunder are subject to the accuracy, when made and on each Delivery Date, of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:
     (a) The Prospectus shall have been timely filed with the Commission in accordance with Section 5(a)(i); the Company shall have complied with all filing requirements applicable to any Issuer Free Writing Prospectus used or referred to after the date hereof; no stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus shall have been issued and no proceeding or examination for such purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise shall have been complied with.
     (b) No Underwriter shall have discovered and disclosed to the Company on or prior to such Delivery Date that the Registration Statement, the Prospectus or the Pricing Disclosure Package, or any amendment or supplement thereto, contains an untrue statement of a fact which is material or omits to state a fact which is material and is required to be stated therein or is necessary to make the statements therein not misleading.
     (c) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Securities, the Registration Statement, the Prospectus and any Issuer Free Writing Prospectus, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Underwriters, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

     (d) Goodwin Proctor llp shall have furnished to the Representative its written opinion, as counsel to the Company, addressed to the Underwriters and dated such Delivery Date, in form and substance reasonably satisfactory to the Representative, substantially in the form attached hereto as Exhibit B.
     (e) The Representative shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel for the Underwriters, such opinion or opinions, dated such Delivery Date, with respect to the issuance and sale of the Securities, the Registration Statement, the Prospectus and the Pricing Disclosure Package and other related matters as the Representative may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.
     (f) At the time of execution of this Agreement, the Representative shall have received from PricewaterhouseCoopers LLP a letter, in form and substance satisfactory to the Representative, addressed to the Underwriters and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the most recent Preliminary Prospectus, as of a date not more than three days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.
     (g) With respect to the letter of PricewaterhouseCoopers LLP referred to in the preceding paragraph and delivered to the Representative concurrently with the execution of this Agreement (the “Initial Letter”), the Company shall have furnished to the Representative a letter (the “Bring-Down Letter”) of such accountants, addressed to the Underwriters and dated such Delivery Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three days prior to the date of the bring-down letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.
     (h) The Company shall have furnished to the Representative a certificate, dated such Delivery Date, of its Chief Executive Officer and its Chief Financial Officer stating that:
     (i) The representations, warranties and agreements of the Company in Section 1 are true and correct on and as of such Delivery Date, and the Company has complied with all its agreements contained herein and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Delivery Date;
     (ii) No stop order suspending the effectiveness of the Registration Statement has been issued; and no proceedings or examination for that purpose have been instituted or, to the knowledge of such officers, threatened; and
     (iii) They have carefully examined the Registration Statement, the Prospectus and the Pricing Disclosure Package, and, in their opinion, (A) (1) the Registration Statement, as of the Effective Date, (2) the Prospectus, as of its date and on the applicable Delivery Date, or (3) the Pricing Disclosure Package, as of the Applicable Time, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (except in the case of the Registration Statement, in the light of the circumstances under which they were made) not misleading, and (B) since the Effective Date, no event has occurred that should have been set forth in a supplement or amendment to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus that has not been so set forth;
     (i) Except as described in the most recent Preliminary Prospectus, (i) neither the Company nor any of its subsidiaries shall have sustained, since the date of the latest audited financial statements included or incorporated by reference in the most recent Preliminary Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree or (ii) since such date there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company and its subsidiaries taken as a whole, the effect of which, in any such case described in clause (i) or (ii), is, in the judgment of the Representative, so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities being delivered on such Delivery Date on the terms and in the manner contemplated in the Prospectus.
     (j) Subsequent to the execution and delivery of this Agreement (i) no downgrading shall have occurred in the rating accorded to the Company’s debt securities or preferred stock by any “nationally recognized statistical rating organization” (as that term is defined by the Commission for the purposes of Rule 436(g)(2) of the Rules and Regulations), and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company’s debt securities or preferred stock.

     (k) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or materially limited or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by federal or state authorities, (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), as to make it, in the judgment of the Representative, impracticable or inadvisable to proceed with the public offering or delivery of the Securities being delivered on such Delivery Date on the terms and in the manner contemplated in the Prospectus.
     (l) The Lock-Up Agreements between the Representative and the officers, directors and stockholders of the Company set forth on Schedule 3 attached hereto, delivered to the Representative on or before the date of this Agreement, shall be in full force and effect on such Delivery Date.
     (m) On or prior to the Initial Delivery Date, the Securities shall be eligible for clearance and settlement through the facilities of DTC.
     (n) The concurrent issuance of 30,856,538 shares of Common Stock borrowed pursuant to the Share Lending Agreement shall have been consummated on the Initial Delivery Date substantially on the terms described in the Prospectus.
     All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.
     8. Indemnification and Contribution.
     (a) The Company shall indemnify and hold harmless each Underwriter, its directors, officers and employees and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Securities), to which that Underwriter, director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in (A) any Preliminary Prospectus, the Registration Statement, the Prospectus or in any amendment or supplement thereto, (B) any Issuer Free Writing Prospectus or in any amendment or supplement thereto or (C) any Permitted Issuer Information used or referred to in any “free writing prospectus” (as defined in Rule 405) used or referred to by any Underwriter, (D) any “road show” (as defined in Rule 433) not constituting an Issuer Free Writing Prospectus (a “Non-Prospectus Road Show”) or (E) any Blue Sky application or other document prepared or executed by the Company (or based upon any written information furnished by the Company for use therein) specifically for the purpose of qualifying any or all of the Securities under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”), (ii) the omission or alleged omission to state in any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Permitted Issuer Information, any Non-Prospectus Road Show or any Blue Sky Application, any material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each Underwriter and each such director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Underwriter, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any such amendment or supplement thereto or in any Permitted Issuer Information, any Non-Prospectus Road Show or any Blue Sky Application, in reliance upon and in conformity with written information concerning such Underwriter furnished to the Company through the Representative by or on behalf of any Underwriter specifically for inclusion therein, which information consists solely of the information specified in Section 8(e). The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to any Underwriter or to any director, officer, employee or controlling person of that Underwriter.
     (b) Each Underwriter, severally and not jointly, shall indemnify and hold harmless the Company, its directors, officers and employees, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company or any such director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Non-Prospectus Road Show or Blue Sky Application, or (ii) the omission or alleged omission to state in any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Non-Prospectus Road Show or Blue Sky Application, any material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Underwriter furnished to the Company through the Representative by or on behalf of that Underwriter specifically for inclusion therein, which information is limited to the information set forth in Section 8(e). The foregoing indemnity agreement is in addition to any liability that any Underwriter may otherwise have to the Company or any such director, officer, employee or controlling person.
     (c) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 8 except to the extent it has been materially prejudiced by such failure and, provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 8. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the indemnified party shall have the right to employ counsel to represent jointly the indemnified party and those other indemnified parties and their respective directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought under this Section 8 if (i) the indemnified party and the indemnifying party shall have so mutually agreed; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party and its directors, officers, employees and controlling persons shall have reasonably concluded that there may be legal defenses available to them that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnified parties or their respective directors, officers, employees or controlling persons, on the one hand, and the indemnifying party, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or reasonably potential differing interests between them, and in any such event the fees and expenses of such separate counsel shall be paid by the indemnifying party. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any findings of fact or admissions of fault or culpability as to the indemnified party, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.
     (d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other, from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriters, on the other, with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities purchased under this Agreement (before deducting expenses, but after deducting underwriting discounts and commissions) received by the Company, as set forth in the table on the cover page of the Prospectus, on the one hand, and the total underwriting discounts and commissions received by the Underwriters with respect to the aggregate principal amount of Securities purchased under this Agreement, as set forth in the table on the cover page of the Prospectus, on the other hand. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), no Underwriter shall be required to contribute any amount in excess of the amount by which the net proceeds from the sale of the Securities underwritten by it exceeds the amount of any damages that such

Underwriter has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute as provided in this Section 8(d) are several in proportion to their respective underwriting obligations and not joint.
     (e) The Underwriters severally confirm and the Company acknowledges and agrees that the statements regarding delivery of the Securities by the Underwriters set forth on the cover page of, and the concession and reallowance figures, the paragraph relating to stabilization and the first sentence of the section entitled “Passive Market Making” appearing under the caption “Underwriting”, in the most recent Preliminary Prospectus and the Prospectus are correct and constitute the only information concerning such Underwriters furnished in writing to the Company by or on behalf of the Underwriters specifically for inclusion in any Preliminary Prospectus, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Non-Prospectus Road Show.
     9. Defaulting Underwriters. If, on any Delivery Date, any Underwriter defaults in the performance of its obligations under this Agreement, the remaining non-defaulting Underwriters shall be obligated to purchase the Securities that the defaulting Underwriter agreed but failed to purchase on such Delivery Date in the respective proportions which the aggregate principal amount of the Firm Securities set forth opposite the name of each remaining non-defaulting Underwriter in Schedule 1 hereto bears to the total number of Firm Securities set forth opposite the names of all the remaining non-defaulting Underwriters in Schedule 1 hereto; provided, however, that the remaining non-defaulting Underwriters shall not be obligated to purchase any of the Securities on such Delivery Date if the total number of shares of the Securities that the defaulting Underwriter or Underwriters agreed but failed to purchase on such date exceeds 9.09% of the total number of Securities to be purchased on such Delivery Date, and any remaining non-defaulting Underwriter shall not be obligated to purchase more than 110% of the number of Securities that it agreed to purchase on such Delivery Date pursuant to the terms of Section 2. If the foregoing maximums are exceeded, the remaining non-defaulting Underwriters, or those other underwriters satisfactory to the Representative who so agree, shall have the right, but shall not be obligated, to purchase, in such proportion as may be agreed upon among them, all the Securities to be purchased on such Delivery Date. If the remaining Underwriters or other underwriters satisfactory to the Representative do not elect to purchase the shares that the defaulting Underwriter or Underwriters agreed but failed to purchase on such Delivery Date, this Agreement (or, with respect to any Option Securities Delivery Date, the obligation of the Underwriters to purchase, and of the Company to sell, the Option Securities) shall terminate without liability on the part of any non-defaulting Underwriter or the Company, except that the Company will continue to be liable for the payment of expenses to the extent set forth in Sections 6 and 11. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context requires otherwise, any party not listed in Schedule 1 hereto that, pursuant to this Section 9, purchases Securities that a defaulting Underwriter agreed but failed to purchase.

     Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Company for damages caused by its default. If other Underwriters are obligated or agree to purchase the Securities of a defaulting or withdrawing Underwriter, either the Representative or the Company may postpone the Delivery Date for up to seven full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Underwriters may be necessary in the Registration Statement, the Prospectus or in any other document or arrangement.
     10. Termination. The obligations of the Underwriters hereunder may be terminated by the Representative by notice given to and received by the Company prior to delivery of and payment for the Firm Securities if, prior to that time, any of the events described in Sections 7(i) and 7(k) shall have occurred or if the Underwriters shall decline to purchase the Securities for any reason permitted under this Agreement.
     11. Reimbursement of Underwriters’ Expenses. If the Company shall fail to tender the Securities for delivery to the Underwriters by reason of any failure, refusal or inability on the part of the Company to perform any agreement on its part to be performed, or because any other condition of the Underwriters’ obligations hereunder required to be fulfilled by the Company is not fulfilled for any reason or (b) the Underwriters shall decline to purchase the Securities for any reason permitted under this Agreement, the Company will reimburse the Underwriters for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Underwriters in connection with this Agreement and the proposed purchase of the Securities, and upon demand the Company shall pay the full amount thereof to the Representative. If this Agreement is terminated pursuant to Section 9 by reason of the default of one or more Underwriters, the Company shall not be obligated to reimburse any defaulting Underwriter on account of those expenses.
     12. Research Analyst Independence. The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions. The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.
     13. No Fiduciary Duty. The Company acknowledges and agrees that in connection with this offering, sale of the Securities or any other services the Underwriters may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Underwriters: (i) no fiduciary or agency relationship between the Company and any other person, on the one hand, and the Underwriters, on the other, exists; (ii) the Underwriters are not acting as advisors, expert or otherwise, to the Company, including, without limitation, with respect to the determination of the public offering price of the Securities, and such relationship between the Company, on the one hand, and the Underwriters, on the other, is entirely and solely commercial, based on arms-length negotiations; (iii) any duties and obligations that the Underwriters may have to the Company shall be limited to those duties and obligations specifically stated herein; and (iv) the Underwriters and their respective affiliates may have interests that differ from those of the Company. The Company hereby waives any claims that the Company may have against the Underwriters with respect to any breach of fiduciary duty in connection with this offering.
     14. Notices, Etc. All statements, requests, notices and agreements hereunder shall be in writing, and:
     (a) if to the Underwriters, shall be delivered or sent by mail or facsimile transmission to Lehman Brothers Inc., 1271 Avenue of the Americas, 42nd Fl, New York, New York 10020, Attention: Syndicate Registration (Fax: 646-834-8133), with a copy, in the case of any notice pursuant to Section 8(c), to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc., 1271 Avenue of the Americas, 44th floor, New York, New York 10020 (Fax: 212-520-0421);
     (b) if to the Company, shall be delivered or sent by mail or facsimile transmission to the address of the Company set forth in the Registration Statement, Attention: Michael El-Hillow, Chief Financial Officer (Fax: 508-229-0747); and
Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Underwriters by Lehman Brothers Inc.
     15. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Underwriters, the Company, and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (A) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the directors, officers and employees of the Underwriters and each person or persons, if any, who control any Underwriter within the meaning of Section 15 of the Securities Act and (B) the indemnity agreement of the Underwriters contained in Section 8(b) of this Agreement shall be deemed to be for the benefit of the directors of the Company, the officers of the Company who have signed the Registration Statement and any person controlling the Company within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 15, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
     16. Survival. The respective indemnities, representations, warranties and agreements of the Company and the Underwriters contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.
     17. Certain Definitions. Definition of the Terms “business day” and “subsidiary”. For purposes of this Agreement, (a) “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close and (b) “subsidiary” has the meaning set forth in Rule 405; provided that it is agreed and understood that EverQ GmbH shall not be considered a subsidiary for purposes of this Agreement.
     18. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     19. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.
     20. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

     If the foregoing correctly sets forth the agreement between the Company and the Underwriters, please indicate your acceptance in the space provided for that purpose below.

Very truly yours, EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
	Name:	Michael El- Hillow
	Title:	Chief Financial Officer and Secretary

[Signature Page to Underwriting Agreement]

Accepted:

LEHMAN BROTHERS INC.

For itself and as Representative of the several Underwriters named on Schedule 1 attached hereto

By:	/s/ Arlene Salmonson
Authorized Representative
Arlene Salmonson
Vice President
[Signature Page to Underwriting Agreement]

SCHEDULE 1

Principal Amount of
Underwriters	Firm Securities
Lehman Brothers Inc.	$195,000,000
Deutsche Bank Securities Inc.	97,500,000
Piper Jaffray & Co	32,500,000

Total	$325,000,000

SCHEDULE 2
PRICING TERM SHEET
Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated June 26, 2008
Relating to two Preliminary Prospectus Supplements
Dated June 24, 2008 filed pursuant to Rule 424(b)
Registration No. 333-151885
Evergreen Solar, Inc.
Concurrent Offerings of
$325,000,000
aggregate principal amount of
4% Senior Convertible Notes due 2013
(the “Notes Offering”)
and
30,856,538 Shares of Borrowed Common Stock
(the “Borrowed Common Stock Offering”)
This free writing prospectus relates only to the Notes Offering of 4% Senior Convertible Notes due 2013 (the “Notes”) of Evergreen Solar, Inc. (the “Issuer”) and the Borrowed Common Stock Offering of up to 30,856,538 shares of the Issuer’s common stock, par value $0.01 per share, and should be read together with (1) the prospectus supplement, dated June 24, 2008, relating to the Notes Offering (the “Notes Prospectus Supplement”), and the accompanying prospectus, dated June 24, 2008 (the “Base Prospectus”), including the documents incorporated by reference in the Notes Prospectus Supplement, and (2) the prospectus supplement, dated June 24, 2008, relating to the Borrowed Common Stock Offering (the “Borrowed Common Stock Prospectus Supplement”), and the accompanying Base Prospectus, including the documents incorporated by reference in the Borrowed Common Stock Prospectus Supplement.
Terms used but not defined herein shall have the meanings ascribed to such terms in the Notes Prospectus Supplement and the Borrowed Common Stock Prospectus Supplement.

Issuer:	Evergreen Solar, Inc.

Common Stock Trading:	Nasdaq: ESLR

The Notes Offering

Title of Securities:	4% Senior Convertible Notes due 2013

Aggregate Principal Amount:	$325,000,000

Underwriters’ Option to Purchase Additional Notes:

Up to $48,750,000

Issue Price:	100%

Maturity:	July 15, 2013, unless earlier converted or repurchased

Annual Interest Rate:	4%

Interest Payment Dates:	January 15 and July 15 of each year, beginning on January 15, 2009

Closing Price of Common Stock on Pricing Date:	$10.83 per share

Initial Borrowed Common Stock Offering Price:	$9.50 per share

Conversion Premium over the Initial Borrowed Common Stock Offering Price:	27.50%

Conversion Price:	$12.1125 per share, subject to adjustment as described in the “Description of the Notes” section of the Notes Prospectus Supplement.

Conversion Rate:	82.5593 shares of common stock per $1,000 principal amount of Notes, subject to adjustment as described in the “Description of the Notes” section of the Notes Prospectus Supplement.

Increase to Conversion Rate upon Certain Types of Fundamental Changes:	If and only to the extent holders elect to convert their Notes in connection with a “non-stock change of control” the Issuer will increase the conversion rate. The extent of the increase will be determined by reference to the table below based on the date on which such non-stock change of control is effective and the price paid or deemed paid per share in such non-stock change of control (subject to adjustment as described in the “Description of the Notes” section of the Notes Prospectus Supplement).

Common Stock Price
Adjustment
Date	$9.50	$12.11	$15.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$32.50	$35.00	$37.50	$40.00
July 2, 2008	22.7038	15.0080	10.4668	8.1037	6.5096	5.3736	4.5275	3.8758	3.3596	2.9406	2.5943	2.3030	2.0549
July 15, 2009	22.7038	13.8718	9.3395	7.0794	5.6060	4.5851	3.8417	3.2738	2.8309	2.4760	2.1837	1.9387	1.7307
July 15, 2010	22.7038	12.6714	8.0724	5.9173	4.5839	3.7003	3.0757	2.6136	2.2571	1.9730	1.7405	1.5485	1.3849
July 15, 2011	22.7038	11.1565	6.4226	4.4244	3.2979	2.6057	2.1469	1.8213	1.5768	1.3846	1.2280	1.0970	0.9851
July 15, 2012	22.7038	8.7167	3.9084	2.3183	1.6053	1.2434	1.0302	0.8861	0.7783	0.6921	0.6204	0.5591	0.5058
July 15, 2013	22.7038	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
The exact common stock price and adjustment date may not be set forth on the table, in which case, if the common stock price is between two common stock price amounts on the table or the adjustment date is between two adjustment dates on the table, the number that the conversion rate for the Notes will be increased will be determined by straight-line interpolation between the number that the conversion rate for the Notes will be increased set forth for the higher and lower common stock price amounts and the earlier and later adjustment dates, as applicable, based on a 360-day year. If the common stock price is:
•	in excess of $40.00 per share of common stock (subject to adjustment as described in the “Description of the Notes” section of the Notes Prospectus Supplement), the conversion rate will not be increased; and

•	less than $9.50 per share of common stock (subject to adjustment as described in the “Description of the Notes” section of the Notes Prospectus Supplement), the conversion rate will not be increased.
Notwithstanding the foregoing, in no event will the conversion rate exceed 105.2631 shares of common stock per $1,000 principal amount of the Notes, subject to adjustment on account of an adjustment to the conversion rate in the manner described in the “Description of the Notes” section of the Notes Prospectus Supplement.

Net Proceeds (estimated):	The net proceeds from the Notes Offering, after deducting underwriters’ discounts, and the estimated expenses of the Transactions, including the up-front cost of the capped call transaction and the expenses related to the Borrowed Common Stock Offering, will be approximately $280.1 million (or approximately $322.6 million if the underwriters exercise their option to purchase additional Notes in full (assuming the Issuer increases the notional size of the capped call transaction)).

Capitalization:	The Capitalization table is attached as Annex A hereto.

Interest Expense:	After giving effect to the Transactions as if they had occurred on January 1, 2007, the Issuer would have had interest expense of $16.4 million for the fiscal year ended December 31, 2007 and interest expense of $3.6 million for the three months ended March 29, 2008.

Underwriting Discounts and Commissions per Note:	$22.50

Notes CUSIP:	30033RAC2

Notes ISIN:	US30033RAC25

Pricing Date:	June 26, 2008

Settlement Date:	Expected to be July 2, 2008

Sole Book-Running Manager:	Lehman Brothers Inc.

Co-Managers:	Deutsche Bank Securities Inc. and Piper Jaffray & Co.

The Capped Call Transaction

Cap Price in Capped Call Transaction:	$19.00, which is 100% higher than the Initial Borrowed Common Stock Offering Price

The Borrowed Common Stock Offering

Number of Shares of Borrowed Common Stock Offered Pursuant to the Borrowed Common Stock Prospectus Supplement:	Up to 30,856,538 shares of borrowed common stock

Number of Shares of Borrowed Common Stock Offered by the Common Stock Borrower at the Initial Borrowed Common Stock Offering Price:	18,184,511 shares of borrowed common stock

Pricing Date:	June 26, 2008

Settlement Date:	Expected to be July 2, 2008

Sole Book-Running Manager:	Lehman Brothers Inc.
The Issuer has filed a registration statement (including the Base Prospectus) with the Securities and Exchange Commission (the “SEC”) for the Notes Offering and the Borrowed Common Stock Offering to which this communication relates. Before you invest, you should read the Notes Prospectus Supplement and/or the Borrowed Common Stock Prospectus Supplement, as applicable, and the Base Prospectus in the registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer, the Notes Offering and the Borrowed Common Stock Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offerings will arrange to send you the applicable prospectus supplement and the Base Prospectus if you request it by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH

DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

ANNEX A
CAPITALIZATION
The following table sets forth the Issuer’s cash, cash equivalents and marketable securities and the Issuer’s capitalization as of March 29, 2008:
•	on an actual basis; and

•	on an as adjusted basis to give effect to the Transactions and the amendment to the Issuer’s certificate of incorporation approved at the annual meeting of the Issuer’s stockholders on June 18, 2008, as if the each had occurred on March 29, 2008.
This table should be read in conjunction with “Use of Proceeds” in the Notes Prospectus Supplement and the Borrowed Common Stock Prospectus Supplement and the Issuer’s consolidated financial statements and the accompanying notes which are incorporated by reference into the Notes Prospectus Supplement and the Borrowed Common Stock Prospectus Supplement.

	As of March 29, 2008
	Actual	As Adjusted
	(Dollars in thousands, except par
	value)
Cash, cash equivalents and marketable securities	$165,603	$445,684
Restricted cash(1)	41,000	41,000

Working capital facility(2)	—	—
Notes offered	—	325,000
Convertible subordinated notes(3)	90,000	90,000
Total long-term debt(4)	$90,000	$415,000

Stockholders’ equity:
Common stock, $0.01 par value, 150,000,000 shares authorized, 121,387,955 issued and outstanding, actual; 250,000,000 shares authorized 152,244,493 issued and outstanding, as adjusted(5)	1,214	1,523
Preferred stock, $0.01 par value, 27,227,668 shares authorized, none issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	683,480	628,032
Accumulated deficit	(136,305)	(136,305)
Accumulated other comprehensive income(6)	11,034	11,034

Total stockholders’ equity	559,423	504,284

Total capitalization	$649,423	$940,041

(1)	On April 30, 2007, the Issuer, Q-Cells and REC entered into a guarantee and undertaking agreement in connection with EverQ entering into a loan agreement with a syndicate of lenders led by Deutsche Bank AG. In connection with the Issuer’s obligations under the guarantee and undertaking agreement, the Issuer had $41.0 million on deposit with Deutsche Bank AG as of March 29, 2008 related to this loan commitment. Half of the restricted cash was released by Deutsche Bank AG during May, 2008. Upon reaching certain milestones, which the Issuer expects EverQ to achieve during the second half of 2008, the guarantee will be cancelled and the remainder of the restricted cash is expected to be released. See the Notes Prospectus Supplement under the caption “Description of Other Material Indebtedness—EverQ GmbH Debt Guarantee.”

(2)	On April 6, 2007, the Issuer entered into a loan and security agreement with Silicon Valley Bank for a working capital facility that provides for a $25.0 million secured revolving line of credit. Pursuant to a waiver agreement, the maturity date has been extended to July 4, 2008. On June 23, 2008, the Issuer executed a term sheet with Silicon Valley Bank setting forth the terms of a new $40.0 million working capital facility, which the Issuer expects to close

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in August 2008. The terms for the new working capital facility are expected to be substantially similar to the terms of the Issuer’s current working capital facility. See the Notes Prospectus Supplement under the caption “Description of Other Material Indebtedness — Working Capital Facility.”

(3)	On June 29, 2005, the Issuer issued $90.0 million of 4.375% convertible subordinated notes due July 1, 2012. See the Notes Prospectus Supplement under the caption “Description of Other Material Indebtedness — Convertible Subordinated Notes.”

(4)	Excludes liabilities of approximately $20.8 million, which is the present value of certain future obligations with respect to the capped call transaction, in addition to the up-front cost of the capped call transaction (approximately $34.39 million, assuming no exercise of the underwriters’ option to purchase additional Notes).

(5)	At the annual meeting of the Issuer’s stockholders on June 18, 2008, the Issuer’s stockholders approved an amendment to the Issuer’s certificate of incorporation to increase the number of shares of the Issuer’s Common Stock authorized for issuance from 150,000,000 to 250,000,000. This amendment became effective on June 19, 2008.

(6)	Comprehensive income consists of unrealized gains and losses on available-for-sale securities and cumulative foreign currency translation adjustments.

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SCHEDULE 3
PERSONS DELIVERING LOCK-UP AGREEMENTS
Directors and Officers
Richard M. Feldt
Michael El-Hillow
Dr. John Terry Bailey
Rodolfo Archbold
Richard George Chleboski
Gary T. Pollard
Carl Stegerwald
Brown Williams
Tom L. Cadwell
Allan H. Cohen
Dr. Peter W. Cowden
Edward C. Grady
Stockholders
DC Chemical Co., Ltd.

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